Exhibit 99.1

Paycom Announces Quarterly Cash Dividend

OKLAHOMA CITY – Aug. 3, 2026 – (BUSINESS WIRE) – Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software, announced today that its Board of Directors declared a cash dividend in the amount of $0.375 per share of common stock, to be paid on Sept. 8, 2026, to all stockholders of record as of the close of business on Aug. 24, 2026.

About Paycom

Paycom Software, Inc. (NYSE: PAYC) is a cloud-based human capital management software provider that allows organizations of all sizes across the U.S. and internationally to set numerous HR and payroll tasks to “automatic” through employee-first technology. Built on a truly single database, Paycom’s full-solution automation manages the entire employment life cycle, helping organizations streamline processes and improve data accuracy. With its industry-first AI engine, IWant™, Paycom provides instant access to accurate employee data without requiring users to navigate or learn the software. For over 25 years, Paycom has been repeatedly recognized by third‑party reviewers as a leading payroll and HCM solution.

Investor Relations Contact:

James Samford
investors@paycom.com